Exhibit 99.1

1st Detect Corporation 111 Congress, Suite 400 Austin, Texas 78701 1.512.485.9530 fax: 1.512.485.9531 www.1stDetect.com
FOR IMMEDIATE RELEASE
1ST DETECT AWARDED $735,000 PHASE II SBIR CONTRACT FROM THE JOINT SCIENCE
& TECHNOLOGY OFFICE FOR CHEMICAL AND BIOLOGICAL DEFENSE
1st Detect to Develop a Pre-concentrator for Chemical Detection Improvements
Austin, Texas, Sept. 14, 2010 — 1st Detect Corporation, a subsidiary of Astrotech Corporation (Nasdaq: ASTC), announced today that the Joint Science and Technology Office for Chemical and Biological Defense (Ft. Belvoir, VA), in conjunction with U.S. Army Dugway Proving Ground (Dugway, UT) has awarded a Small Business Innovation Research (SBIR) Phase II contract to the Company to design and develop a novel sample inlet system intended to significantly improve the sensitivity of mass spectrometers used for chemical detection in the field. This contract follows 1st Detect’s successful execution of a Phase I SBIR that was awarded in May 2009.
“This award recognizes the achievements we’ve made developing advancements in chemical detection technology, designed to enhance the U.S. Military’s capability to better detect chemical warfare threats,” said John Porter, Chief Executive Officer for the Company.
The Phase II award enables the company to transition its proof of concept pre-concentrator into a field-testable prototype, and opens up significant potential markets beyond chemical and biological defense. The $735,000 award will be used to further develop 1st Detect’s pre-concentrator inlet designed to provide a fast response time along with significantly increased chemical detection sensitivity.
The pre-concentrator will be integrated into 1st Detect’s Miniature Chemical Detector, a portable, handheld mass spectrometer. The device, originally created to sample the air quality on the International Space Station, detects residues and vapors from a wide range of toxins, organic compounds, and explosives. This technology is being marketed to the military, security, industrial and healthcare markets and was designated as CBRNe World’s Editor’s Choice at the prestigious Pittcon 2010 Conference.
“1st Detect is proud to continue our work with DoD’s Joint Chemical and Biological Defense Program and the U.S. Army’s Dugway Proving Ground in the development of this innovative detection technology,” added David Rafferty, President and Chief Technology Officer for 1st Detect.
A key objective of the Chemical and Biological Defense Small Business Innovation Research Program is to permit small businesses to conduct research and development, and subsequently transition innovative technologies between the Department of Defense and the private sector for mutual benefit. The program targets those technology efforts that maximize a strong defensive posture in a biological or chemical environment using passive and active means as deterrents.

About 1st Detect Corporation
1st Detect Corporation was formed by Astrotech Corporation (Nasdaq: ASTC) to develop and commercialize miniature-mass spectrometer technology first developed for the International Space Station (ISS). 1st Detect offers the Miniature Chemical Detector, a breakthrough device in mass spectrometry that fills a niche by being highly accurate, lightweight, battery-powered, durable and inexpensive. The 1st Detect Miniature Chemical Detector is capable of detecting residues and vapors from explosives, chemical warfare agents, toxic chemicals, food and beverage contamination, illicit drugs and pollution. It is sensitive, accurate, and fast which provides orders of magnitude better informing power than competing products. For more information about 1st Detect, please see our website at www.1stDetect.com
About Astrotech Corporation
Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations (ASO) business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature chemical detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
1st Detect Corporation
512.485.9530
shaywood@1stdetect.com
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